                                                                      EXHIBIT 12

   STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                          LEVEL 3 COMMUNICATION, INC.

                               Nine Months
                                  Ended
                                September
                                   30,            Fiscal Year Ended
                               -------------  ----------------------------
                                2000   1999   1999   1998   1997 1996 1995
                               ------  -----  -----  -----  ---- ---- ----
                                                ($ in millions, except for
                                                         ratios)
Earnings (Loss) from
 Continuing Operations Before
 Taxes.......................  $ (748) $(356) $(580) $ (22) $ 70 $116 $ (4)
Interest on Debt, Net of
 Capitalized Interest........     195    132    174    133    15   33   52
Amortization of Capitalized
 Interest....................      14    --     --     --    --   --   --
Interest Expense Portion of
 Rental Expense..............      15     10     13      6   --     1  --
                               ------  -----  -----  -----  ---- ---- ----
Earnings Available for Fixed
 Charges.....................  $ (524) $(214) $(393) $ 117  $ 85 $150 $ 48
                               ======  =====  =====  =====  ==== ==== ====
Interest on Debt.............  $  458   $197  $ 289  $ 147  $ 15 $ 38 $ 72
MFS Preferred Dividends......     --     --     --     --    --   --     8
Interest Expense Portion of
 Rental Expense..............      15     10     13      6   --     1  --
                               ------  -----  -----  -----  ---- ---- ----
Total Fixed Charges..........  $  473   $207  $ 302  $ 153  $ 15 $ 39 $ 80
                               ======  =====  =====  =====  ==== ==== ====
Ratio of Earnings to Fixed
 Charges.....................     --     --     --     --   5.73 3.87  --
                               ======  =====  =====  =====  ==== ==== ====
Deficiency...................  $ (997) $(421) $(695) $ (36) $--  $--  $(32)
                               ======  =====  =====  =====  ==== ==== ====